Exhibit 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made as of the latest date indicated below between Mastech, Inc., a Pennsylvania corporation (hereinafter called the “Company”) and the undersigned employee, John J. Cronin, Jr. (hereinafter called the “Executive”).

WHEREAS, this Agreement is a term and condition of Executive’s employment and is made in consideration for employment, wages and benefits offered to Executive contemporaneously with this Agreement; and

WHEREAS, this Agreement is necessary for the protection of the legitimate and protectible business interests of Company and its Affiliates (as hereinafter defined) in their customers, prospective customers, accounts and confidential, proprietary and trade secret information.

NOW THEREFORE, for the consideration set forth herein, the receipt and sufficiency of which are acknowledged by the parties, and intending to be legally bound hereby, Company and Executive agree as follows:

1. DEFINITIONS. As used herein:

(a) “Affiliate” shall mean and include Parent and any corporation, trade or business which is, as of the date of this Agreement, with Company, part of a group of corporations, trades or businesses connected through common ownership with Parent, where more than 50% of the stock or other equity interests of each member of the group (other than Parent) are owned, directly or indirectly, by one or more other members of the group.

(b) “Confidential Information” shall include, but is not necessarily limited to, any information which may include, in whole or part, information concerning Company’s and its Affiliates’ accounts, sales, sales volume, sales methods, sales proposals, customers or prospective customers, prospect lists, manuals, formulae, products, processes, methods, financial information or data, compositions, ideas, improvements, inventions, research, computer programs, computer related information or data, system documentation, software products, patented products, copyrighted information, know how and operating methods and any other trade secret or proprietary information belonging to Company or any Affiliate or relating to Company’s or any Affiliate’s affairs that is not public information.

(c) “Customer(s)” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit (i) whose existence and business is known to Executive as a result of Executive’s access to Company’s and its Affiliates’ business information, Confidential Information, customer lists or customer account information; (ii) that is a business entity or individual with whom Company or any Affiliate has contracted or negotiated during the one (1) year period preceding the termination of Executive’s employment; or (iii) who is or becomes a prospective client, customer or acquisition candidate of Company or any Affiliate during the period of Executive’s employment.

(Initial SS)

(d) “Competing Business” shall mean any individual, corporation, partnership, business or other entity which operates or attempts to operate a business which provides, designs, develops, markets, engages in, produces or sells any products, services, or businesses which are the same or similar to those produced, marketed, invested in or sold by Company or any Affiliate.

(e) “Parent” shall mean Mastech Holdings, Inc. or any successor.

2. DUTIES. Executive, who is employed in the position set forth on Schedule A hereof as of the date of this Agreement, agrees to be responsible for such duties as are commensurate with and required by such position and any other duties as may be assigned to Executive by Company from time to time. Executive further agrees to perform Executive’s duties in a diligent, trustworthy, loyal, businesslike, productive, and efficient manner and to use Executive’s best efforts to advance the business and goodwill of Company and its Affiliates. Executive further agrees to devote all of Executive’s business time, skill, energy and attention exclusively to the business of Company and to comply with all rules, regulations and procedures of Company. During the term of this Agreement, Executive will not engage in any other business for Executive’s own account or accept any employment from any other business entity, or render any services, give any advice or serve in a consulting capacity, whether gratuitously or otherwise, to or for any other person, firm or corporation, other than as a volunteer for charitable organizations, without the prior written approval of Company, which shall not be unreasonably withheld.

3. COMPENSATION. Executive’s compensation as of the date of this Agreement is as set forth on Schedule A hereto. Said compensation is subject to being reviewed and modified annually by Company. Company shall be entitled to withhold from any payments to Executive pursuant to the provisions of this Agreement any amounts required by any applicable taxing or other authority, or any amounts payable by Executive to Company or any Affiliate (including, without limitation, repayment of any amount loaned to Executive by Company or any Affiliate).

4. BENEFITS. Executive is eligible for the standard Company benefits, which may be modified by Company at any time or from time to time in accordance with the terms of Company’s applicable benefit plans and policies. Executive shall also be entitled to reimbursement of business-related expenses in accordance with Company’s standard policies concerning reimbursement of such expenses.

5. POLICIES AND PRACTICES. Executive agrees to abide by all Company rules, regulations, policies, practices and procedures, which Company may amend from time to time.

6. AGREEMENT NOT TO COMPETE. In order to protect the business interests and good will of Company and its Affiliates with respect to Customers and accounts, and to protect Confidential Information, Executive covenants and agrees that for the entire period of time that this Agreement remains in effect, and for a period of one (1) year after termination of Executive’s employment for any reason, Executive will not:

(a) directly or indirectly contact any Customer for the purpose of soliciting such Customer to purchase, lease or license a product or service that is the same as, similar to, or in competition with those products and/or services made, rendered, offered or under development by Company or any Affiliate;

-2-	(Initial SS)

(b) directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by Executive to employ any person who is employed by Company or any Affiliate at any time during the term of this Agreement, or in any manner facilitate the leaving of any such person from his or her employment with Company or any Affiliate;

(c) directly or indirectly interfere with or attempt to disrupt the relationship, contractual or otherwise, between Company or any Affiliate and any of its employees or solicit, induce, or attempt to induce employees of Company or any Affiliate to terminate employment with Company or Affiliate and become self-employed or employed with others in the same or similar business or any product line or service provided by Company or any Affiliate; or

(d) directly or indirectly engage in any activity or business as a consultant, independent contractor, agent, employee, officer, partner, director or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business operating within the United States or any other country where the Executive has worked and/or conducted business for Company and its Affiliates within the one (1) year period prior to the termination of Executive’s employment.

Executive acknowledges that Company and its Affiliates are engaged in business throughout the United States, as well as in other countries and that the marketplace for Company’s and its Affiliates’ products and services is worldwide. Executive further covenants and agrees that the geographic, length of term and types of activities restrictions (non-competition restrictions) contained in this Agreement are reasonable and necessary to protect the legitimate business interests of Company and its Affiliates because of the scope of Company’s and the Affiliates’ businesses.

In the event that a court of competent jurisdiction shall determine that one or more of the provisions of this Paragraph 6 is so broad as to be unenforceable, then such provision shall be deemed to be reduced in scope or length, as the case may be, to the extent required to make this Paragraph enforceable. If the Executive violates the provisions of this Paragraph 6, the periods described therein shall be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred. Executive acknowledges that the offer of employment by Company, or any other consideration offered for signing this agreement, is sufficient consideration for Executive’s agreement to the restrictive covenants set forth in this Paragraph 6, and that each Affiliate is an intended third-party beneficiary of such covenants with a separate and independent right to enforce the same. Executive agrees that Executive’s signing of an Employment Agreement containing the restrictive covenants set forth herein was a condition precedent to Executive’s continued employment with Company.

-3-	(Initial SS)

7. NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION. The Executive covenants and agrees during Executive’s employment or any time after the termination of such employment, not to communicate or divulge to any person, firm, corporation or business entity, either directly or indirectly, and to hold in strict confidence for the benefit of Company, all Confidential Information except that Executive may disclose such Information to persons, firms or corporations who need to know such Information during the course and within the scope of Executive’s employment. Executive will not use any Confidential Information for any purpose or for Executive’s personal benefit other than in the course and within the scope of Executive’s employment. Executive agrees to sign and abide by the terms and conditions of Company’s Confidential Information and Intellectual Property Protection Agreement, a copy of which is attached hereto as Schedule B and incorporated as though fully set forth herein.

8. TERMINATION. This Agreement may be terminated by either party with or without Cause under the following conditions:

(a) With Cause Termination. Executive may be terminated from employment with “Cause.” “Cause” shall mean (i) gross negligence or willful misconduct in the performance of duties to the Company that has resulted or is likely to result in substantial and material damage to the Company, (ii) repeated unexplained or unjustified absence from the Company, (iii) a material and willful violation of any federal or state law, (iv) commission of any act of fraud with respect to the Company, or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors of the Company or engaging in conduct which brings the Company or any Affiliate into public disgrace or disrepute; or (v) substantial or continued unwillingness to perform duties as reasonably directed by the Company’s Board of Directors or Chief Executive Officer, or (vi) any material breach of Executive’s Confidential Information and Intellectual Property Protection Agreement. In the event that Executive is terminated with “Cause,” Company may immediately cease payment of any further wages, benefits or other compensation hereunder. Executive acknowledges that Executive has continuing obligations under this Agreement including, but not limited to Paragraphs 6 and 7, in the event that Executive is terminated with Cause.

(b) Without Cause. In the event that Executive’s employment is terminated without Cause Executive will be paid six (6) months severance (“Severance Period”) at Executive’s last base salary. All payments referenced herein, less appropriate deductions, will be paid as salary continuation pursuant to the Company’s regular schedule and payroll practices. Executive shall also be entitled to continued vesting during the Severance Period. Executive shall also be entitled to continue in the Company’s health, dental, vision and life insurance plans at the same benefit level existing at the time of employment termination during the Severance Period. In the event that Executive obtains employment with another employer during the Severance Period and said new employer provides similar benefits, Executive’s right to receive further benefits (excluding salary and vesting of options) shall terminate upon receipt of said benefits from Executive’s new employer. Executive shall not be entitled to any salary or benefits other than those stated herein. Executive acknowledges Executive’s continuing obligations under this Agreement including, but not limited to Paragraphs 6, and 7, in the event that Executive is terminated without Cause. Executive further acknowledges that the payment of any

-4-	(Initial SS)

severance under this Agreement is conditioned upon Executive first signing an agreement and release of all claims against the Company in a form similar to the one attached hereto as Schedule D.

9. TERM. Executive’s employment shall continue from year to year or until such employment is terminated in accordance with the provisions of Paragraph 8. Executive acknowledges and agrees that nothing herein guarantees Executive continued employment by Company for any specified or intended term; that his employment and this Agreement may be terminated by Company at any time; that Executive’s sole right and remedy under this Agreement for any alleged breach by Company is the payment of severance as specified in paragraph 8; and that such payment is intended as liquidated damages for any alleged breach by Company of this Agreement.

10. EQUITABLE RELIEF; FEES AND EXPENSES. Executive stipulates and agrees that any breach of this Agreement by Executive will result in immediate and irreparable harm to Company and its Affiliates, the amount of which will be extremely difficult to ascertain, and that Company and its Affiliates could not be reasonably or adequately compensated by damages in an action at law. For these reasons, Company and its Affiliates shall have the right to obtain such preliminary, temporary or permanent injunctions or restraining orders or decrees as may be necessary to protect Company or any Affiliate against, or on account of, any breach by Executive of the provisions of this Agreement without the need to post bond. Such right to equitable relief is in addition to all other legal remedies Company or any Affiliate may have to protect its rights. The prevailing party in any such action shall be responsible for reimbursing the non-prevailing party for all costs associated with obtaining the relief, including reasonable attorneys’ fees, and expenses and costs of suit. Executive further covenants and agrees that any order of court or judgment obtained by Company or an Affiliate which enforces Company’s or Affiliate’s rights under this Agreement may be transferred, without objection or opposition by Executive, to any court of law or other appropriate law enforcement body located in any other state in the U.S.A. or any other country in the world where Company or such Affiliate does business, and that said court or body shall give full force and effect to said order and or judgment.

11. EMPLOYMENT DISPUTE SETTLEMENT PROCEDURE-WAIVER OF RIGHTS. In consideration of Company employing Executive and the wages and benefits provided under this Agreement, Executive and Company each agree that, in the event either party (or its representatives, successors or assigns) brings an action in a court of competent jurisdiction relating to Executive’s recruitment, employment with, or termination of employment from Company, the plaintiff in such action agrees to waive his, her or its right to a trial by jury, and further agrees that no demand, request or motion will be made for trial by jury.

In consideration of Company employing Executive, and the wages and benefits provided under this Agreement, Executive further agrees that, in the event that Executive seeks relief in a court of competent jurisdiction for a dispute covered by this Agreement, Company may, at any time within 60 days of the service of Executive’s complaint upon Company, at its option, require all or part of the dispute to be arbitrated by one arbitrator in accordance with the rules of the American Arbitration Association. Executive agrees that the option to arbitrate any dispute is governed by the Federal Arbitration Act, and is fully enforceable. Executive understands and

-5-	(Initial SS)

agrees that, if Company exercises its option, any dispute arbitrated will be heard solely by the arbitrator, and not by a court. The parties agree that the prevailing party shall be entitled to have all of their legal fees paid by the non-prevailing party. This pre-dispute resolution agreement will cover all matters directly or indirectly related to Executive’s recruitment, employment or termination of employment by Company; including, but not limited to, claims involving laws against any form of discrimination whether brought under federal and/or state law, and/or claims involving co-employees, but excluding Worker’s Compensation Claims.

THE RIGHT TO A TRIAL, AND TO A TRIAL BY JURY, IS OF VALUE. YOU MAY WISH TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. IF SO, TAKE A COPY OF THIS AGREEMENT WITH YOU. HOWEVER, YOU WILL NOT BE OFFERED EMPLOYMENT UNDER THIS AGREEMENT UNTIL THIS AGREEMENT IS SIGNED AND RETURNED BY YOU.

12. AMENDMENTS. No supplement, modification, amendment or waiver of the terms of this Agreement shall be binding on the parties hereto unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions.

13. ACKNOWLEDGMENTS OF EXECUTIVE. Executive hereby acknowledges and agrees that: (a) this Agreement is necessary for the protection of the legitimate business interests of Company and its Affiliates; (b) the restrictions contained in this Agreement may be enforced in a court of law whether or not Executive is terminated with or without Cause or for performance related reasons; (c) Executive has no intention of competing with Company and its Affiliates within the limitations set forth above; (d) Executive has received adequate and valuable consideration for entering into this Agreement; (e) Executive’s covenants shall be construed as independent of any other provision in this Agreement and the existence of any claim or Cause of action Executive may have against Company or any Affiliate, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by Company or an Affiliate of these covenants; and (f) the execution and delivery of this Agreement is a mandatory condition precedent to the Executive’s receipt of the consideration provided herein.

14. FULL UNDERSTANDING. Executive acknowledges that Executive has been afforded the opportunity to seek legal counsel, that Executive has carefully read and fully understands all of the provisions of this Agreement and that Executive, in consideration for the compensation set forth herein, is voluntarily entering into this Agreement.

15. ENTIRE AGREEMENT. This Agreement supercedes all prior agreements, written or oral, between Company or Affiliates and Executive concerning the subject matter hereof. For the sake of clarification, Executive’s agreement, including all attachments, exhibits and schedules thereto, with Company’s former parent, iGATE Corp. (the “Prior Agreement”) shall be void and of no further force and effect.

-6-	(Initial SS)

16. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The restrictive covenants stated herein may be read as if separate and apart from this Agreement and shall survive the termination of Executive’s employment with Company for any reason.

17. OTHER AGREEMENTS. Executive represents and warrants that Executive is not a party to or otherwise subject to or bound by the terms of any contract, agreements or understandings that would affect Executive’s right or abilities to perform under this Agreement. Executive specifically represents that Executive will not use any confidential information obtained from Executive’s prior employer(s) in the performance of Executive’s duties herein and is not subject to any other restrictive covenants or non-competition agreements except for those set forth in the Prior Agreement.

18. CHOICE OF LAW, JURISDICTION AND VENUE. The parties agree that this Agreement shall be deemed to have been made and entered into in Allegheny County, Pennsylvania and that the Law of the Commonwealth of Pennsylvania shall govern this Agreement, without regard to conflict of laws principles. Jurisdiction and venue is exclusively limited in any proceeding by Company or an Affiliate or Executive to enforce their rights hereunder to any court or arbitrator geographically located in Allegheny County, Pennsylvania. The Executive hereby waives any objections to the jurisdiction and venue of the courts in or for Allegheny County, Pennsylvania, including any objection to personal jurisdiction, venue, and/or forum non-conveniens, in any proceeding by Company or any Affiliate to enforce its rights hereunder filed in or for Allegheny County, Pennsylvania. Executive agrees not to object to any petition filed by Company or an Affiliate to remove an action filed by Executive from a forum or court not located in Allegheny County, Pennsylvania.

19. SUCCESSORS IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, heirs and legal representatives of the parties hereto. Company shall have the right to assign this Agreement in connection with a merger, consolidation or restructuring involving Company, or a sale or transfer of the business and/or any assets of Company, and Executive agrees to be obligated by this Agreement to any successor, assign or surviving entity. Any successor to Company is an intended third party beneficiary of this Agreement. Executive may not assign this Agreement.

20. NOTICES. All notices, requests, demands or other communications by the terms hereof required or permitted to be given by one party to the other shall be given in writing by personal delivery or by registered mail, postage prepaid, addressed to such other party or delivered to such other party as follows:

(a)	to Company at:

Company’s last known address

Attention: President or Chairman of the Board

-7-	(Initial SS)

(b)	to the Executive at:

1603 Blackburn Heights Drive, Sewickley, PA 15143

or at such other address as may be given by either of them to the other in writing from time to time, and such notices, requests, demands, acceptances or other communications shall be deemed to have been received when delivered or, if mailed, three (3) Business Days after the day of mailing thereof; provided that if any such notice, request, demand or other communication shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such notices, requests, demands or other communications shall be deemed to have been received when delivered or, if mailed, three (3) Business Days from the day of the resumption of normal mail service.

21. COUNTERPARTS; TELECOPY. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of executed signature pages by facsimile transmission will constitute effective and binding execution and delivery of this Agreement.

22. HEADINGS. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

23. DRAFTER PROVISION. The parties agree that they have both had the opportunity to review and negotiate this Agreement, and that any inconsistency or dispute related to the interpretation of any of the provisions of this Agreement shall not be construed against either party.

24. SURVIVABILITY. The terms of this Agreement survive the termination of Executive’s employment with Company for any reason.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

-8-	(Initial SS)

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT I AM VOLUNTARILY ENTERING INTO THIS AGREEMENT.

MASTECH, INC.:		EXECUTIVE:

By:	/s/ Steven J. Shangold	/s/ John J. Cronin, Jr.

Date:	3/18/2009	Date:	3/18/2009

Witness:	/s/ Jennifer Ford Lacey	Witness:	/s/ Jennifer Ford Lacey

Date:	3/18/2009	Date:	3/18/2009

-9-	(Initial SS)

Schedule A

1. Position: Chief Financial Officer. Executive shall report in such capacity to Company’s Chief Executive Officer.

2. Base Salary: $180,000 for the first year of the employment term. Thereafter, Executive’s base salary shall be determined in good faith by the Company’s Chief Executive Officer.

3. Bonus: Executive shall be entitled to an annual bonus of up to $40,000, payable in quarterly installments, based on corporate objectives, performance, and is proportional to the percentage of (mutually agreed upon) goals achieved during the year. Executive must be employed at the time of payment to receive a bonus.

4. Benefits: Executive is eligible for standard company benefits in the same manner as other executives of the Company.

5. Expenses: The Company will reimburse all properly documented expenses reasonably related to Executive’s performance of Executive’s duties hereunder.

6. Stock Options: Executive shall receive non-qualified stock options pursuant to Company’s Stock Incentive Plan and the Executive’s Stock Option Agreement.

BY:	/s/ Steven J. Shangold, 3/18/2009	BY:	/s/ John J. Cronin Jr., 3/18/2009
	Company / Date		Executive / Date